Exhibit 77(a)(1)

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

ARTICLES OF AMENDMENT

ING STRATEGIC ALLOCATION PORTFOLIOS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended, and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The total number of shares of Capital Stock that the Corporation currently has authority to issue is two billion (2,000,000,000), with a par value of one-tenth of one cent ($.001) per share, and an aggregate par value of two million dollars ($2,000,000).

SECOND: The Corporation hereby amends its Articles of Amendment and Restatement (the “Charter”) as currently in effect, in accordance with Section SECOND Seventh (g) and Section SECOND Ninth (g), to dissolve three hundred million (300,000,000) shares of stock of the Corporation designated as shares of “Adviser Class.”

THIRD: Immediately prior to the effectiveness of the amendment to the Charter set forth in Article SECOND, the total number of  shares of each authorized class of Capital Stock that the Corporation had authority to issue was designated as follows:

Name of Series	Name of Class of Series	Number of Shares Allocated
ING Strategic Allocation Conservative Portfolio	Adviser Class	100,000,000
	Class I	100,000,000
	Class S	100,000,000
ING Strategic Allocation Growth Portfolio	Adviser Class	100,000,000
	Class I	100,000,000

	Class S	100,000,000
ING Strategic Allocation Moderate Portfolio	Adviser Class	100,000,000
	Class I	100,000,000
	Class S	100,000,000

for a total of nine hundred million (900,000,000) shares designated and classified into separate classes of Capital Stock, with one billion, one hundred million (1,100,000,000) shares remaining undesignated and unclassified.

FOURTH: Immediately following the effectiveness of the dissolution of the shares of stock set forth in Article SECOND, the total number of shares of each authorized class of Capital Stock that the Corporation has authority to issue is as follows:

Name of Series	Name of Class of Series	Number of Shares Allocated
ING Strategic Allocation Conservative Portfolio	Class I	100,000,000
	Class S	100,000,000
ING Strategic Allocation Growth Portfolio	Class I	100,000,000
	Class S	100,000,000
ING Strategic Allocation Moderate Portfolio	Class I	100,000,000
	Class S	100,000,000

for a total of six hundred million (600,000,000) shares designated and classified into separate classes of Capital Stock, with one billion, four hundred million (1,400,000,000) shares remaining undesignated and unclassified.

FIFTH: The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

SIXTH: The amendment to the Charter herein set forth does not increase the authorized stock of the Corporation.

IN WITNESS WHEREOF, ING Strategic Allocation Portfolios, Inc. has caused these Articles of Amendment to be signed in its name on its behalf by its authorized officers who acknowledged that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:		ING Strategic Allocation Portfolios, Inc.

/s/ Theresa K. Kelety, Esq.		/s/ Michael J. Roland
Name:	Theresa K. Kelety, Esq.	Name:	Michael J. Roland
Title:	Secretary	Title:	Executive Vice President

Dated:	7/20/2010